Exhibit 4.5

CARDO MEDICAL, INC.

2010 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

THIS STOCK AWARD AGREEMENT (this “Agreement”), is made and effective as of [●] (the “Grant Date”), by and between Tiger X Medical, Inc. (fka as Cardo Medical, Inc.), Delaware corporation (“Company”), and [●] (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company wishes to compensate the Participant for prior services to the Company;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the Company hereby grants the Participant an award pursuant the Cardo Medical, Inc. 2010 Equity Incentive Plan (the “Plan”) subject to the terms and conditions below. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

1.	GRANT OF STOCK AWARD

Pursuant to the provisions of the Plan, the Committee hereby awards to the Participant [●] shares of Stock Awards subject to the terms and conditions of the Plan and the terms and conditions set forth herein.

2.	VESTING OF STOCK AWARDS AND RESTRICTED PERIOD

(a)     Vesting Schedule. Subject to Section 4 and 5 hereof, Stock Awards shall become vested upon the first anniversary of the Grant Date. There shall be no proportionate or partial vesting in the periods between the vesting date and all vesting shall occur only on the aforementioned vesting date.

(b)     Restricted Period. The restricted period with respect to the Stock Award shall commence on the Grant Date and expire once the Stock Award vests. Upon termination of the restricted period, the Stock Award shall no longer be deemed Stock Award for purposes hereof

3.	TRANSFER AND SHAREHOLDER RIGHTS

(a)     Transfer. Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign or otherwise dispose of the Stock Award until the applicable restricted period has lapsed.

(b)     Shareholder Rights. Until the expiration of the applicable restricted period, (i) the Stock Award shall be treated as outstanding, (ii) unless otherwise provided in the Plan or herein, the Participant holding shares of Stock Award may exercise full rights with respect to such shares, and (iii) the Participant holding shares of Stock Award shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. In the discretion of the Committee, dividends or other distributions with respect to Stock Award may be (a) be subject to the same restrictions on transferability and forfeitability as the shares of Stock Award with respect to which they were paid, and (b) placed in escrow until the expiration of applicable restrictions.

4.	TERMINATION OF SERVICE

Upon the Participant’s termination of employment or other service with the Company for any reason, the unvested portion of the Stock Award as of the time of such termination shall be immediately forfeited to the Company and the Participant shall have no rights whatsoever with respect to such forfeited Stock Award. Notwithstanding the foregoing, to the extent that Participant’s service with the Company is terminated for any reason within thirty (30) days prior to or upon a Change in Control (as defined below), the Participant’s Stock Awards shall vest in accordance with Section 5 hereof.

5.	CHANGE IN CONTROL

In the event of a Change in Control, all Stock Awards which have not vested on the date of such Change in Control shall immediately and automatically vest and no longer be subject to forfeiture. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:

(a)     any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any Subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group, LLC or any of its Affiliates becomes, either alone or together with such Person’s Affiliates and Associates, the Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then-outstanding securities.

(b)     during any period of twenty-four months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the members of the Board;

(c)     the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)     the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

6.	MISCELLANEOUS

(a)     Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Delaware, without application to the principles of conflict of laws.

(b)     Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

(c)     Withholding. In connection with Stock Award, the Participant agrees (a) to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local, domestic or foreign taxes of any kind required by law to be withheld in connection with Stock Award and (b) that the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Participant.

(d)     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(e)     Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. Unless otherwise provided in the Plan or herein, this Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(f)     No Rights to Continued Employment. Nothing contained herein shall give the Participant the right to be retained in the employment or service of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate the Participant.

(g)     Section 83(b) Election. If the Participant properly elects within thirty (30) days after the award of the Stock Award in accordance with Code Section 83(b) to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Stock Award, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to such Stock Award. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Stock Award. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to utilize such election.

(h)     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TIGER X MEDICAL, INC. (FKA CARDO MEDICAL, INC.):

By:
Name:
Title:

PARTICIPANT:

By:
Name:
Title: